Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES STRONGEST QUARTERLY PERFORMANCE IN COMPANY HISTORY;
FURTHER RAISES FULL YEAR OUTLOOK FOR
EARNINGS AND CASH GENERATION

Highlights

•Record net income of $0.70 per diluted share
•Record adjusted net income of $0.85 per diluted share
•Record income before interest and taxes of $131.2 million
•Record segment income for each of the businesses
•Second sequential quarter of record volumes in the metal container business
•Record volumes for any quarter in the plastic container business
•Successfully kept all plants operational during global pandemic
•Completed acquisition of the dispensing operations of Albéa Group

STAMFORD, CT, July 22, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported record second quarter 2020 net income of $78.2 million, or $0.70 per diluted share, as compared to second quarter 2019 net income of $31.0 million, or $0.28 per diluted share.

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SILGAN HOLDINGS
July 22, 2020

Adjusted net income per diluted share was a record $0.85 for the second quarter of 2020, after adjustments increasing net income per diluted share by $0.15. Adjusted net income per diluted share in the second quarter of 2019 was a previous record of $0.55, after an adjustment increasing net income per diluted share by $0.27. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are pleased to report a 55 percent increase in adjusted earnings per diluted share in the second quarter of 2020 as compared with the prior year period as strong demand growth continued for many of our products. This sustained growth has been driven by continued increased home preparation and consumption of food, enhanced marketing efforts by several of our customers and increased consumer focus on health and hygiene,” said Tony Allott, Chairman and CEO. “We are particularly thankful for the exceptional dedication and success of the Silgan team in meeting the sustained needs of our markets and customers under the challenging operational circumstances caused by the COVID-19 pandemic. Our metal container business reported strong second quarter segment income, driven largely by unit volume growth of approximately 15 percent in food cans which was sustained throughout the quarter. Our closures business also delivered strong second quarter segment income, with a 25 percent increase over the prior year period, driven by volume growth for pumps and triggers offset in part by demand declines in beauty and certain beverage products. In addition, on June 1, 2020, we welcomed 2,400 new Silgan employees through the acquisition of the dispensing operations of Albéa. Our plastic container business continued its multi-year progression of steadily increasing segment income with second quarter 2020 results that were nearly double the prior year period, driven by volume growth of approximately 14 percent and excellent cost control,” continued Mr. Allott. “As a result of the favorable performance realized in the first half of the year, the outstanding work of the Silgan team and the anticipated continued strong year-over-year growth for many of our products, we are increasing our full year earnings estimate to $2.70 to $2.85 per share, which represents a 28 percent increase over record 2019 levels at the midpoint of the range. We are also increasing our free cash flow estimate for 2020 from approximately $275 million to approximately $330 million. At the current share price, this represents a free cash flow yield of nearly 8.5 percent,” concluded Mr. Allott.
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SILGAN HOLDINGS
July 22, 2020

Net sales for the second quarter of 2020 were $1.18 billion, an increase of $83.3 million, or 7.6 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all of the businesses.

Income before interest and income taxes for the second quarter of 2020 was $131.2 million, an increase of $62.6 million as compared to $68.6 million for the second quarter of 2019, and margins increased to 11.2 percent from 6.3 percent for the same periods. The increase in income before interest and income taxes was the result of higher income in each of the businesses and lower rationalization charges, partially offset by higher selling, general and administrative expenses principally due to acquisition related costs and the negative impact of a $3.5 million charge for the purchase accounting write-up of inventory of the dispensing operations acquired from Albéa in June 2020. Rationalization charges were $2.0 million and $39.3 million for the second quarters of 2020 and 2019, respectively, and acquisition related costs were $16.1 million in the second quarter of 2020.

Interest and other debt expense for the second quarter of 2020 was $25.8 million, a decrease of $2.6 million as compared to the second quarter of 2019. This decrease was due to lower weighted average interest rates, partially offset by higher average outstanding borrowings primarily related to the acquisition of the dispensing operations of Albéa and additional revolving loan borrowings in the current year quarter principally to hold cash and cash equivalents to ensure liquidity against potential credit market disruptions as a result of the COVID-19 pandemic. The Company repaid the additional revolving loan borrowings in June 2020 but could borrow revolving loans under its senior secured credit facility at any time. Weighted average interest rates were lower during the current quarter due to lower variable market rates and the redemption of all outstanding 5½% Senior Notes due 2022 in the third quarter of 2019.

The effective tax rates were 25.8 percent and 23.0 percent for the second quarters of 2020 and 2019, respectively. The effective tax rate in the second quarter of 2020 was unfavorably impacted by certain nondeductible expenses principally related to costs incurred for the acquisition of the dispensing operations of Albéa. The effective tax rate in the second quarter of 2019 was favorably impacted by the resolution of a prior year tax audit.

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SILGAN HOLDINGS
July 22, 2020

Metal Containers
Net sales of the metal container business were a record $597.2 million for the second quarter of 2020, an increase of $21.6 million, or 3.8 percent, as compared to the previous record of $575.6 million in the second quarter of 2019. This increase was primarily the result of higher unit volumes of approximately 15 percent, partially offset by the pass through of lower raw material costs, a less favorable mix of products sold and unfavorable foreign currency translation. Record unit volumes in the second quarter of 2020 resulted from continued higher demand for products consumed in the home and were partially offset by the volume benefit in the prior year second quarter from a certain customer that increased purchases following a destocking of inventory in previous periods.

Segment income of the metal container business in the second quarter of 2020 was a record $71.8 million, an increase of $57.8 million as compared to $14.0 million in the second quarter of 2019, and segment income margin increased to 12.0 percent from 2.4 percent for the same periods. The increase in segment income was due primarily to lower rationalization charges, higher unit volumes and higher pension income, partially offset by a less favorable mix of products sold. Rationalization charges were $1.2 million and $39.0 million in the second quarters of 2020 and 2019, respectively.

Closures
Net sales of the closures business were a record $410.5 million in the second quarter of 2020, an increase of $47.1 million, or 13.0 percent, as compared to $363.4 million in the second quarter of 2019. This increase was primarily the result of higher unit volumes of approximately 3 percent and a more favorable mix of products sold, partially offset by unfavorable foreign currency translation and the pass through of lower raw material costs. The increase in unit volumes was principally the result of strong volumes for certain consumer health, hygiene, personal care and food products as well as the inclusion of the recent acquisitions of Cobra Plastics and the dispensing operations of Albéa. These volume gains were partially offset by weak demand for certain beauty and beverage products.
Segment income of the closures business for the second quarter of 2020 increased $11.7 million to a record $58.6 million as compared to $46.9 million in the second quarter of 2019, and segment income margin increased to 14.3 percent from 12.9 percent for the same periods. The
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SILGAN HOLDINGS
July 22, 2020

increase in segment income was primarily due to higher unit volumes, a more favorable mix of products sold and higher pension income, partially offset by the negative impact of a $3.5 million charge for the purchase accounting write-up of inventory of the dispensing operations acquired from Albéa.

Plastic Containers
Net sales of the plastic container business were a record $168.8 million in the second quarter of 2020, an increase of $14.6 million, or 9.5 percent, as compared to $154.2 million in the second quarter of 2019. This increase was principally due to higher volumes of approximately 14 percent, partially offset by a less favorable mix of products sold, the pass through of lower raw material costs and unfavorable foreign currency translation. The increase in volumes was due primarily to continued higher demand for certain food and consumer health and hygiene products.

Segment income of the plastic container business in the second quarter of 2020 was a record $23.0 million, as compared to $13.4 million in the second quarter of 2019, and segment income margin increased to 13.6 percent from 8.7 percent over the same periods. The increase in segment income was primarily attributable to higher volumes, lower manufacturing costs including for raw materials and higher pension income, partially offset by the unfavorable impact of a $2.8 million charge for a non-commercial legal dispute relating to prior periods.

Six Months
Net income for the first six months of 2020 was $135.8 million, or $1.22 per diluted share, as compared to net income of $77.7 million, or $0.70 per diluted share, for the first six months of 2019. Adjusted net income per diluted share for the first six months of 2020 was $1.42, an increase of 39 percent as compared to $1.02 in the prior year period, after adjustments increasing net income per diluted share by $0.20 for the first six months of 2020 and by $0.32 for the first six months of 2019.

Net sales for the first six months of 2020 increased $86.5 million, or 4.1 percent, to $2.21 billion as compared to $2.12 billion for the first six months of 2019. This increase was primarily a result of higher volumes in each of the businesses, including the impact from acquisitions, and a more favorable mix of products sold in the closures business, partially offset
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SILGAN HOLDINGS
July 22, 2020

by the pass through of lower raw material costs across all businesses, a less favorable mix of products sold in the metal and plastic container businesses and the impact of unfavorable foreign currency translation.

Income before interest and income taxes for the first six months of 2020 was $233.4 million, an increase of $78.1 million from the same period in 2019, and margins increased to 10.6 percent from 7.3 percent for the same periods. The increase in income before interest and income taxes was primarily due to higher volumes and strong operating performance in each of the businesses, $40.7 million of lower rationalization charges in the first six months of 2020 as compared to the same period in 2019, higher pension income and a more favorable mix of products sold in the closures business. These increases were partially offset by higher corporate expenses, a less favorable mix of products sold in the metal container business, the negative impact from the purchase accounting write-up of inventory of the dispensing operations acquired from Albéa and the unfavorable impact of a charge in the plastic container business for a non-commercial legal dispute relating to prior periods. Corporate expenses were higher for the first six months of 2020 primarily as a result of acquisition related costs and the one-time plant employee incentive payments in the first quarter of 2020.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2020 was $49.3 million, a decrease of $6.2 million as compared to the same period in 2019. This decrease was primarily due to lower weighted average interest rates, partially offset by higher average outstanding borrowings primarily related to the acquisition of the dispensing operations of Albéa and additional revolving loan borrowings in the current year period principally to hold cash and cash equivalents to ensure liquidity against potential credit market disruptions as a result of the COVID-19 pandemic. Weighted average interest rates were lower during the first six months of 2020 due to lower variable market rates and the redemption of all outstanding 5½% Senior Notes due 2022 in the third quarter of 2019. In the first quarter of 2020, the Company recognized a loss on early extinguishment of debt of $1.5 million in conjunction with the prepayment of term loans under the senior secured credit facility.

The effective tax rate for the first six months of 2020 was 25.6 percent as compared to 22.2 percent for the first six months of 2019. The effective tax rate in the first six months of 2020 was unfavorably impacted by certain nondeductible expenses principally related to costs
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SILGAN HOLDINGS
July 22, 2020

incurred for the acquisition of the dispensing operations of Albéa. The effective tax rate in the first six months of 2019 was favorably impacted by the timing of certain tax deductions and the resolution of a prior year tax audit.

Outlook for 2020
As a result of the Company's strong year-to-date performance and current demand levels for our products, the Company increased its estimate of adjusted net income per diluted share for the full year of 2020 to a range of $2.70 to $2.85 from a range of $2.30 to $2.50, which represents a 28 percent increase at the midpoint of such range as compared to adjusted net income per diluted share of $2.16 in 2019. This increased estimate is driven by the Company's performance to date, anticipated continued strong demand for food and consumer health and hygiene products used principally in the home and the inclusion of the dispensing operations acquired from Albéa on June 1, 2020, partially offset by anticipated continued weaker demand for beauty products and other products used primarily in public venues. The Company also increased its free cash flow estimate for 2020 from approximately $275 million to approximately $330 million. These estimates assume that the Company, its customers and its suppliers are able to continue running plants during the ongoing COVID-19 pandemic.

The Company is also providing an estimate of adjusted net income per diluted share for the third quarter of 2020 in the range of $0.85 to $1.00, a 22 percent increase at the midpoint of such range as compared to adjusted net income per diluted share of $0.76 in the third quarter of 2019. Given the uncertainties around the timing of the fruit and vegetable harvest in the U.S. and Europe, the results of the back half of the year could shift between the third and fourth quarters.

The full year and third quarter estimates of adjusted net income per diluted share for 2020 exclude the impact from rationalization charges, costs attributable to announced acquisitions, purchase accounting write-up of acquired inventory and the loss on early extinguishment of debt. The impact of the dispensing operations acquired from Albéa is expected to be minimal in both periods as recovery in demand levels in beauty markets remains uncertain due to the COVID-19 pandemic.

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SILGAN HOLDINGS
July 22, 2020

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2020 at 11:00 a.m. eastern time on July 22, 2020. The toll free number for those in the U.S. and Canada is (800) 367-2403, and the number for international callers is (334) 777-6978. For those unable to listen to the live call, a taped rebroadcast will be available through August 5, 2020. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 8908407.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales, on a pro forma basis including the dispensing business of the Albéa Group acquired on June 1, 2020 of approximately $4.9 billion in 2019. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home, personal care and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2019 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2020	2019	2020	2019

Net sales	$1,176.5	$1,093.2	$2,206.8	$2,120.3

Cost of goods sold	952.4	909.7	1,797.6	1,770.8

Gross profit	224.1	183.5	409.2	349.5

Selling, general and administrative expenses	100.6	80.1	190.5	157.8

Rationalization charges	2.0	39.3	4.7	45.4

Other pension and postretirement income	(9.7)	(4.5)	(19.4)	(9.0)

Income before interest and income taxes	131.2	68.6	233.4	155.3

Interest and other debt expense before loss on early extinguishment of debt	25.8	28.4	49.3	55.5

Loss on early extinguishment of debt	—	—	1.5	—

Interest and other debt expense	25.8	28.4	50.8	55.5

Income before income taxes	105.4	40.2	182.6	99.8

Provision for income taxes	27.2	9.2	46.8	22.1

Net income	$78.2	$31.0	$135.8	$77.7

Earnings per share:
Basic net income per share	$0.70	$0.28	$1.22	$0.70
Diluted net income per share	$0.70	$0.28	$1.22	$0.70

Cash dividends per common share	$0.12	$0.11	$0.24	$0.22

Weighted average shares (000's):
Basic	110,901	111,185	110,879	110,945
Diluted	111,334	111,502	111,380	111,545

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2020	2019	2020	2019
Net sales:
Metal containers	$597.2	$575.6	$1,105.7	$1,082.7
Closures	410.5	363.4	767.6	719.5
Plastic containers	168.8	154.2	333.5	318.1
Consolidated	$1,176.5	$1,093.2	$2,206.8	$2,120.3

Segment income:
Metal containers (a)	$71.8	$14.0	$119.3	$52.9
Closures (b)	58.6	46.9	103.8	87.1
Plastic containers (c)	23.0	13.4	45.0	25.5
Corporate (d)	(22.2)	(5.7)	(34.7)	(10.2)
Consolidated	$131.2	$68.6	$233.4	$155.3

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2020	2019	2019
Assets:
Cash and cash equivalents	$191.1	$111.3	$203.8
Trade accounts receivable, net	729.3	666.7	505.0
Inventories	821.4	822.6	633.0
Other current assets	85.9	59.2	65.0
Property, plant and equipment, net	1,729.5	1,523.9	1,570.3
Other assets, net	2,815.9	1,927.5	1,954.0
Total assets	$6,373.1	$5,111.2	$4,931.1

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$971.7	$810.4	$988.8
Current and long-term debt	3,497.8	2,711.0	2,244.4
Other liabilities	813.9	659.9	674.6
Stockholders' equity	1,089.7	929.9	1,023.3
Total liabilities and stockholders' equity	$6,373.1	$5,111.2	$4,931.1

(a) Includes rationalization charges of $1.2 million and $39.0 million for the three months ended June 30, 2020 and 2019, respectively, and $3.1 million and $39.3 million for the six months ended June 30, 2020 and 2019, respectively.
(b) Includes rationalization charges of $0.7 million and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $1.4 million and $5.9 million for the six months ended June 30, 2020 and 2019, respectively. Includes a charge for the write-up of inventory for purchase accounting of $3.5 million as a result of the acquisition of the dispensing operations from Albéa for each of the three and six months ended June 30, 2020.
(c) Includes rationalization charges of $0.1 million for each of the three months ended June 30, 2020 and 2019 and $0.2 million for each of the six months ended June 30, 2020 and 2019.
(d) Includes costs attributed to announced acquisitions of $16.1 million and $18.3 million for the three and six months ended June 30, 2020, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2020	2019
Cash flows provided by (used in) operating activities:
Net income	$135.8	$77.7
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	104.2	104.1
Rationalization charges	4.7	45.4
Loss on early extinguishment of debt	1.5	—
Other changes that provided (used) cash, net of effects from acquisition:
Trade accounts receivable, net	(179.9)	(155.2)
Inventories	(148.1)	(187.8)
Trade accounts payable and other changes, net	18.1	(13.3)
Net cash used in operating activities	(63.7)	(129.1)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(941.1)	—
Capital expenditures	(106.4)	(116.2)
Other investing activities	0.9	0.6
Net cash used in investing activities	(1,046.6)	(115.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(27.1)	(26.4)
Changes in outstanding checks - principally vendors	(79.0)	(83.7)
Shares repurchased under authorized repurchase program	(6.9)	—
Net borrowings and other financing activities	1,213.3	392.6
Net cash provided by financing activities	1,100.3	282.5

Effect of exchange rate changes on cash and cash equivalents	(2.7)	0.7

Cash and cash equivalents:
Net (decrease) increase	(12.7)	38.5
Balance at beginning of year	203.8	72.8
Balance at end of year	$191.1	$111.3

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2020	2019	2020	2019

Net income per diluted share as reported	$0.70	$0.28	$1.22	$0.70

Adjustments:
Rationalization charges	0.01	0.27	0.03	0.32
Costs attributed to announced acquisitions	0.12	—	0.14	—
Purchase accounting write-up of inventory	0.02	—	0.02	—
Loss on early extinguishment of debt	—	—	0.01	—
Adjusted net income per diluted share	$0.85	$0.55	$1.42	$1.02

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2020	2020	2019	2020	2020	2019

Net income per diluted share as estimated
for 2020 and as reported for 2019	$0.84	$0.99	$0.73	$2.49	$2.64	$1.74

Adjustments:
Rationalization charges	0.01	0.01	0.02	0.04	0.04	0.40
Costs attributed to announced acquisitions	—	—	—	0.14	0.14	0.01
Purchase accounting write-up of inventory	—	—	—	0.02	0.02	—
Loss on early extinguishment of debt	—	—	0.01	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2020 and presented for 2019	$0.85	$1.00	$0.76	$2.70	$2.85	$2.16

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as a part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.